NEWS RELEASE


--------------------------------------------------------------------------------

                                                             FOR: Pentacon, Inc.
                                                         CONTACT:    Jim Jackson
                                                                  Vice President
                                                                    & Controller
                                                                  (713) 860-1020


FOR IMMEDIATE RELEASE
---------------------

 PENTACON, INC. ANNOUNCES SIGNING OF AGREEMENT ON DEBT RESTRUCTURING; WILL
     NOT MAKE SCHEDULED INTEREST PAYMENT ON SENIOR SUBORDINATED NOTES;
        CONTINUED FORBEARANCE FROM BANK GROUP; FIRST QUARTER RESULTS

      CHATSWORTH, CA, APRIL 30, 2002 - PENTACON, INC. (OTCBB: PTAC), a leading distributor of fasteners and other small parts and provider of related inventory management services, today announced that it has signed a restructuring agreement with certain holders of a majority of Pentacon subordinated debt to enter into a transaction to significantly de-leverage the Company. The agreement, previously announced as an agreement in principle, will significantly improve Pentacon's capital structure and has been approved by the Company's Board of Directors.

      Specifically, the Company announced today that it has signed an agreement with holders of a majority of its $100 million of 12 1/4 percent Senior Subordinated Notes due April 1, 2009 (the "Notes") to effect a recapitalization of Pentacon. The transaction, once completed, would result in the elimination of between $60 and $65 million of debt of the Company, thereby reducing its pro forma debt to approximately $95 million, compared to approximately $160 million today. The contemplated transaction provides for the holders of the Notes to receive, in exchange for at least $95 million of Notes, approximately 90% of the stock of Pentacon and $35 million principal amount of newly-issued senior notes due 2007.

      In addition, the Company is finalizing an agreement with the lenders under its senior revolving bank credit facility to extend the maturity of the facility for one year. The Company anticipates that the proposed new credit facility will provide additional borrowing capacity and liquidity. The proposal is not a commitment by the lenders, and no assurances can be made regarding the Company's ability to enter into a new credit facility with the existing lenders. The Company also has obtained a commitment from a different senior lender to provide a new $60 million senior credit facility which will be available to the Company in the event it does not proceed with the proposed restructuring of its existing facility.

      Rob Ruck, Chief Executive Officer, said: "Last month we announced that Pentacon had commenced a restructuring. I am pleased to report that we have passed another critical milestone by signing a restructuring agreement with a majority of our Noteholders. Once completed, this recapitalization will provide the requisite financial flexibility to accomplish our strategic objectives."


                                    - MORE -

PENTACON, INC.


      The agreement with Noteholders provides that the transaction may be completed through an out-of-court exchange offer or a pre-negotiated Chapter 11 bankruptcy proceeding. An out-of-court restructuring will require that holders of 95% of the outstanding Notes participate in the exchange offer, and has a number of other conditions. The Company is currently evaluating the benefits of seeking to effect the transaction through the out-of-court exchange offer or through a Chapter 11 bankruptcy filing. Because of the numerous contingencies associated with an out-of-court transaction, a Chapter 11 proceeding may prove to be the most expeditious way to consummate the restructuring agreement. The agreement with these Noteholders provides that, under either restructuring scenario, all trade credit will be assumed and paid in full, which positions the Company to continue to provide uninterrupted service to its customers.

      The restructuring is conditioned upon a number of factors, including completion and execution of definitive documentation, completion of certain due diligence by the Noteholders and other conditions. In addition, the Company and the Noteholders have the right to terminate the restructuring agreement to pursue an offer to purchase the Company's stock, its notes or its assets which is deemed to be a superior proposal. The restructuring is expected to be completed in the third quarter of 2002. There can be no assurance that the contemplated recapitalization will be successful or completed.

      While the Company has reached the understandings described above, the following points should be noted: The Company's lenders under its Senior Credit Facility have notified the Company that it is not in compliance with certain financial covenants under the Bank Credit Facility that, if acted upon by the lenders, would give the lenders the right to accelerate the indebtedness under the Senior Credit Facility and give the Noteholders the right to terminate the restructuring agreement. The Company and the senior lenders have entered into a forbearance agreement in which the lenders have agreed not to exercise their remedies under the Senior Credit Facility prior to May 31, 2002. In addition, the scheduled interest payment date for the Company's Notes was April 1, 2002. The Company did not make the interest payment within the provided-for 30-day grace period, placing its Notes in default. As a result, the Notes which were previously classified as long-term debt have now been reclassified as a current liability. A default under the Notes is also a default under the Company's Senior Credit Facility. The senior lenders have agreed not to exercise their remedies for this default as long as the principal amount of the Notes is not accelerated and declared immediately due and payable.

RESULTS OF OPERATIONS

      For the quarter ended March 31, 2002, Pentacon reported revenues of $55.8 million compared to $71.3 million in the prior year period. Excluding nonrecurring charges, EBITDA (earnings before interest, income taxes, depreciation and amortization) was $5.0 million in the quarter, in line with expectations, compared to $6.3 million in the comparable 2001 quarter. EBITDA before charges was 9 percent of revenues in both periods. Compared to the fourth quarter ended December 31, 2001, revenues increased 5 percent and operating income before charges and excluding goodwill amortization increased 51 percent. Before nonrecurring charges, the Company reported net income of $1.2 million or $0.07 per share for the quarter ended March 31, 2002. Pentacon reported a net loss of $0.3 million or $0.02 per share in the first quarter of 2002 before the effect of a change in accounting for goodwill but after the effect of the nonrecurring charges. This compares with net income in the prior year's first quarter of $82 thousand or $0.00 per share. Including the effect of a $88.8 million noncash charge for the write-off of certain goodwill in accordance with the new accounting rules, Pentacon reported a net loss of $89.1 million or $5.26 per share for the first quarter of 2002.


                                    - MORE -

PENTACON, INC.


AEROSPACE GROUP

      Pentacon Aerospace Group's first quarter revenues and operating income were $25.6 million and $2.6 million, respectively. The revenue was 2% higher than the December 31, 2001 quarter and 27% lower than the prior year period. The reduction was caused by lower levels of non-contract business resulting from the overall reduction in aerospace activity levels due to the events of September 11th. Operating income improved 24 percent in comparison to the December 31, 2001 quarter, before restructuring charges recognized in that period. Compared to the prior year quarter, operating income declined 25 percent.


INDUSTRIAL GROUP

      Pentacon Industrial Group's first quarter revenues of $30.2 million resulted in operating income of $2.5 million. Compared to the quarter ended December 31,2001, revenues increased 7 percent and operating income, before charges, increased 57 percent as a result of increased revenues and recently-instituted cost reduction efforts. Compared to the prior year quarter, revenue declined $6.12 million and operating income, before charges, declined $0.7 million. The first quarter operating results were effected by decreased demand from the Company's telecommunications, power generation, heavy truck and certain of its transportation customers.


NON-COMPARABLE ITEMS

      In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, to reallocate all existing goodwill among reporting segments based on criteria in the Statement and to perform initial impairment tests by applying fair-value-based analysis on the goodwill in each reporting segment.

      At December 31, 2001, the Company's net goodwill was approximately $125.9 million, and annual amortization of such goodwill was approximately $3.5 million. The Company adopted SFAS No. 142 effective January 1, 2002 and recorded a noncash goodwill impairment charge of $88.8 million. The adoption does not impact the Company's free cash flows or its EBITDA.

      In connection with the Company's restructuring efforts, it has engaged advisors and incurred costs with respect to professionals engaged by its lenders and potential lenders and investors in performing due diligence. In addition, the Company has further reduced its workforce. The Company recognized $1.6 million in the first quarter of 2002 for those nonrecurring fees and costs.

      The Job Creation and Workers Act, which was enacted in March 2002, provides that net operating loss carry-back claims for the years ended December 31, 2001 and 2002 are extended from two years to five years. As a result, the Company's will receive $1.7 million of additional income tax refunds. This benefit was recorded in the quarter ended March 31, 2002.

OTHER INFORMATION

      This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially


                                    - MORE -

PENTACON, INC.


from expectations include, but are not limited to: (1) ability to make interest payments on the 12 1/4 percent senior subordinated notes; (2) ability to arrange for new financing and restructure existing indebtedness; (3) estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets; (4) changes in economic and industry conditions; (5) changes in regulatory requirements;
(6) changes in interest rates; (7) levels of borrowings under the Company's bank credit facility; (8) accumulation of excess inventories; (9) volume or price adjustments with respect to sales to major customers; (10) instability in aerospace markets and general economic conditions resulting from the events of September 11th; (11) instability in the credit markets resulting from the events of September 11th; (12) deterioration in the credit markets for non-investment grade borrowers; (13) the ability to reduce cost structure as a result of a revised business plan, or to effect the revised plan; (14) effect of a revised business plan on our relationships with our customers; (15) loss of sales due to uncertainty about the Company's financial condition; and (16) loss of credit with vendors due to uncertainty about the Company's financial condition. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

      Headquartered in Chatsworth, California, Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. Pentacon presently has 30 distribution and sales facilities in the U.S., along with sales offices in Europe, Canada, Mexico and Australia. For more information, visit the Company's web site at `WWW.PENTACON.COM'.








                                (TABLE TO FOLLOW)






                                    - MORE -

                                                PENTACON, INC.

                              UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                                             QUARTER ENDED
                                                                                               MARCH 31,
                                                                                     ---------------------------
                                                                                       2002               2001
                                                                                     --------           --------
Revenues                                                                             $ 55,805           $ 71,311
Cost of sales                                                                          39,568             49,992
                                                                                     --------           --------
   Gross profit                                                                        16,237             21,319

Operating expenses                                                                     12,162             15,752
Nonrecurring charges (A)                                                                1,560                  -
Goodwill amortization                                                                       -                864
                                                                                     --------           --------
   Operating income                                                                     2,515              4,703

Other (income) expense, net                                                               (36)                 2
Interest expense                                                                        4,549              4,599
                                                                                     --------           --------

      Income (loss) before taxes                                                       (1,998)               102

Income taxes                                                                           (1,659)                20
                                                                                     --------           --------

      Income (loss) before cumulative effect of change in accounting principle           (339)                82

Cumulative effect of change in accounting principle, net of tax                       (88,804)                 -
                                                                                     --------           --------

      Net income (loss)                                                              $(89,143)          $     82
                                                                                     ========           ========
Net income (loss) per share:
      Basic
         Before cumulative effect of change in accounting principle                  $  (0.02)          $   0.00
         Cumulative effect of change in accounting principle, net of tax                (5.24)              0.00
                                                                                     --------           --------
           Net income (loss)                                                         $  (5.26)          $   0.00
                                                                                     ========           ========

      Diluted
         Before cumulative effect of change in accounting principle                  $  (0.02)          $   0.00
         Cumulative effect of change in accounting principle, net of tax                (5.24)              0.00
                                                                                     --------           --------
           Net income (loss)                                                         $  (5.26)          $   0.00
                                                                                     ========           ========

Shares utilized:
      Basic                                                                            16,960             16,788
      Diluted                                                                          16,960             16,800

EBITDA(B)                                                                              $4,998             $6,334

                                                 PERCENTAGE OF REVENUES

Revenues                                                                               100.0%             100.0%
Gross profit                                                                            29.1%              29.9%
Operating expenses and nonrecurring charges                                             24.6%              22.1%
Goodwill amortization                                                                    0.0%               1.2%
Operating income                                                                         4.5%               6.6%
Income (loss) before cumulative effect of change in accounting principle                (0.6%)              0.1%


(A) THE QUARTER-ENDED MARCH 31, 2002 INCLUDES NONRECURRING CHARGES OF $1,560.
(B) EBITDA IS EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION, AMORTIZATION AND NONRECURRING CHARGES.




                                    - MORE -

                                       PENTACON, INC.

                              ADDITIONAL SEGMENT INFORMATION



                                                                        QUARTER ENDED
                                                                           MARCH 31,
                                                                   -------------------------
                                                                     2002             2001
                                                                   --------         --------
                                                                        (IN THOUSANDS)
         Revenues:
            Industrial                                             $ 30,236         $ 36,348
            Aerospace                                                25,569           34,963
                                                                   --------         --------
               Total segment revenues                              $ 55,805         $ 71,311
                                                                   ========         ========

         Operating income:
            Industrial                                             $  2,506         $  3,171
            Aerospace                                                 2,555            3,422
                                                                   --------         --------
               Total segment operating income                         5,061            6,593

            General corporate expense (A)                               986            1,026
            Goodwill amortization                                         -              864
                                                                   --------         --------
                   Operating income before nonrecurring
                      charges                                         4,075            4,703

            Nonrecurring charges                                      1,560                -
                                                                   --------         --------

                   Operating income                                $  2,515         $  4,703
                                                                   ========         ========

                                       PERCENTAGE OF REVENUES

         Revenues:
            Industrial                                                 54.2%            51.0%
            Aerospace                                                  45.8%            49.0%
                                                                   --------         --------
               Total segment revenues                                 100.0%           100.0%
                                                                   ========         ========

         Operating income:
            Industrial                                                  8.3%             8.7%
            Aerospace                                                  10.0%             9.8%
               Total segment operating income                           9.1%             9.2%

            General corporate expense (A)                               1.8%             1.4%
            Goodwill amortization                                       0.0%             1.2%
                                                                   --------         --------
                   Operating income before nonrecurring
                      charges                                           7.3%             6.6%

            Nonrecurring charges                                        2.8%             0.0%
                                                                   --------         --------

                   Operating income                                     4.5%             6.6%
                                                                   ========         ========


(A) GENERAL CORPORATE EXPENSE FOR THE QUARTER ENDED MARCH 31, 2002 EXCLUDES NONRECURRING CHARGES OF $1,560.



                                      ###